EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 18, 2025, relating to the financial statements and financial Nomura Opportunity Fund (formerly, Macquarie Opportunity Fund) and Nomura Growth and Income Fund (formerly, Macquarie Growth and Income Fund), which are included in Form N-CSR for the year ended September 30, 2025 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 27, 2026